Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183518 on Form S-3 and Registration Statement Nos. 333-120401, 333-50746, 333-00733, 333-33327, 333-75383, 333-58526, 333-67472, 333-149500, 333-149501, 333-170511, 333-103653, 333-181734, and 333-181735 on Forms S-8 of our reports dated May 15, 2013 (February 7, 2014 as to Note 16 related to the change in reportable segments, Note 3 related to discontinued operations, and Note 7 related to the adoption of Accounting Standards Update 2011-11 as updated by Accounting Standards Update 2013-01), relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to retrospective adjustments as a result of a change in reportable segments as discussed in Note 16, discontinued operations as discussed in Note 3, and Note 7 related to the adoption of Accounting Standards Update 2011-11 as updated by Accounting Standards Update 2013-01) appearing in the Current Report on Form 8-K dated February 7, 2014; and our report dated May 15, 2013, relating to management’s report on the effectiveness of the Company's internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended March 29, 2013.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

February 7, 2014